Exhibit 99.1

PhaseBio Reports Fourth-Quarter and Full-Year 2020 Financial Results and Recent Business Highlights

Update on Phase 3 REVERSE-IT trial - enrollment ahead of schedule

Provides overview of bentracimab development program during virtual Investor & Analyst Day, March 15, 2021, 12-2 pm ET

Announced commercial supply agreement with BioVectra to support the development and commercialization of lead product candidate bentracimab

Expanded pivotal Phase 3 REVERSE-IT trial of bentracimab into Canada and the European Union, and dosed first patients outside of the United States

Malvern, PA and San Diego, CA - March 15, 2021 - PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for cardiopulmonary diseases, today reported financial results for the fourth-quarter and full-year ended December 31, 2020 and provided an update on clinical trial activities.

"Throughout 2020, PhaseBio made significant progress advancing our pipeline of therapies for serious cardiopulmonary diseases,” said Jonathan P. Mow, Chief Executive Officer of PhaseBio Pharmaceuticals. “Our progress was driven by the continued global expansion of the pivotal Phase 3 REVERSE-IT trial of our lead product candidate bentracimab, which has now enrolled more than half of the first 100 patients needed to support a BLA submission. We’ve generated this momentum by expanding the REVERSE-IT trial into Canada and the European Union, and we also recently announced a commercial supply agreement with BioVectra to support the continued development and eventual commercial supply of bentracimab, if approved."

Mow continued, “Looking ahead into 2021, we are excited to continue advancing this pivotal program through key planned milestones including publishing Phase 2a data, announcing the interim analysis of the first 100 patients from the REVERSE-IT Phase 3 trial, initiating additional trial sites abroad, and working with key collaborators on our bentracimab commercialization plans. We also remain focused on advancing pemziviptadil for pulmonary arterial hypertension and are targeting to report Phase 2b data in the second half of 2021.”

Bentracimab (PB2452) Highlights

•Accelerated Enrollment in Ongoing REVERSE-IT Phase 3 Clinical Trial: As of March 2021, the REVERSE-IT Phase 3 clinical trial had enrolled 60 of the first approximately 100 patients needed to support a Biologics License Application (BLA), nearly all of whom to date have required urgent surgery or an invasive procedure. PhaseBio is attempting to accelerate enrollment of patients with uncontrolled major or life-threatening bleeding, including by working to increase the number of enrolling clinical trial sites in the United States, Canada, and the European Union as it is believed that a broader site footprint will increase the probability of enrolling these patients. All of the first approximately 100 patients enrolled in the REVERSE-IT trial will be measured against the same VerifyNow® PRUTest biomarker that is the primary endpoint for all patients enrolled in the REVERSE-IT trial. The trial is enrolling faster than PhaseBio originally projected, and PhaseBio now expects to complete enrollment of the first 100 patients in mid-2021 and is targeting to submit a BLA for bentracimab in mid-2022, although those timelines could be impacted by the continued scope and duration of the COVID-19 pandemic. Bentracimab is a novel, human monoclonal antibody fragment that in earlier clinical trials has shown immediate and sustained reversal of the antiplatelet effects of Brilinta® (ticagrelor).

•Announced Supply Agreement with BioVectra for Bentracimab to Support Development and Commercialization: In March 2021, PhaseBio announced a commercial scale supply agreement with BioVectra, an innovative global contract development and manufacturing organization (CDMO), for the production of bentracimab. Under the terms of the agreement, BioVectra will provide its integrated CDMO services for the manufacturing of the active pharmaceutical ingredient (API) of bentracimab for use in PhaseBio’s ongoing Phase 2b and Phase 3 clinical trials and for global commercial use if bentracimab receives regulatory approval.

•Expanded REVERSE-IT Trial into the European Union and Dosed First Patients: In January 2021, PhaseBio announced that, working with its financing and co-development partner SFJ Pharmaceuticals, PhaseBio had expanded the REVERSE-IT trial into the European Union, having opened trial sites for enrollment and began dosing its first patients.

•Expanded REVERSE-IT Trial into Canada and Dosed First Patients: In October 2020, PhaseBio announced that it had expanded the Phase 3 trial of bentracimab into Canada, where the first patients outside of the United States were enrolled and dosed. Cardiovascular disease remains a leading cause of mortality in the United States, Canada and globally. The company also announced that the global Phase 3 trial had been named REVERSE-IT (Rapid and SustainEd ReVERSal of TicagrElor – Intervention Trial).

•Initiated Phase 3 Clinical Trial for Bentracimab: In March 2020, PhaseBio commenced the pivotal Phase 3 clinical trial to evaluate reversal of the antiplatelet effects of ticagrelor in patients with uncontrolled major or life-threatening bleeding or requiring urgent surgery or an invasive procedure.

•Received PRIME Designation for Bentracimab from European Medicines Agency: In February 2020, bentracimab was granted PRIority MEdicines (PRIME) designation by the European Medicines Agency (EMA) for the reversal of the antiplatelet effects of ticagrelor in patients with uncontrolled major or life-threatening bleeding or requiring urgent surgery or an invasive procedure. The EMA prioritizes PRIME designated drugs for special support, including enhanced interactions and dialogue with the EMA during development, as well as a pathway for accelerated evaluation and review for marketing authorization.

•Received Written Scientific Advice from EMA Confirming the Bentracimab Clinical Development Plan: In February 2020, PhaseBio received written guidance from the Committee for Medicinal Products for Human Use (CHMP) of the EMA that generally agreed with PhaseBio’s proposed development plan for bentracimab. After reviewing the Scientific Advice from CHMP, PhaseBio believes that the development plan for bentracimab has been designed to support regulatory filings in the European Union. PhaseBio similarly believes that the development plan for bentracimab has been designed to support regulatory filings in the United States based on feedback from the U.S. Food and Drug Administration.

•Entered Into Financing and Co-Development Collaboration with SFJ Pharmaceuticals®: In January 2020, PhaseBio announced a financing and co-development and collaboration with SFJ Pharmaceuticals (SFJ) to support the development of bentracimab. Under the terms of the agreement, SFJ agreed to fund up to $120 million to support the clinical development of bentracimab and to assume a central role in global clinical development and regulatory activities for bentracimab outside of the United States.

From execution of the co-development agreement through December 31, 2020, SFJ Pharmaceuticals has funded or reimbursed $47.1 million of clinical trial costs and other expenses of the initial $90 million commitment under the agreement, leaving $42.9 million of funding remaining available to support the Phase 3 program through the end of 2021. PhaseBio is eligible to receive up to an additional $30 million of funding if specific, pre-defined clinical development milestones for bentracimab are met.

Pemziviptadil (PB1046) and Other Pipeline Highlights

•Presented Data from Phase 1b/2a Trial of Pemziviptadil for the Treatment of Pulmonary Arterial Hypertension at Pulmonary Vascular Research Institute Virtual World Congress: In January 2021, PhaseBio announced presentation of data from a Phase 1b/2a pilot study highlighting three patients who received pemziviptadil (PB1046), the company’s first-in-class, sustained-release vasoactive intestinal peptide (VIP) analogue for the treatment of pulmonary arterial hypertension (PAH). The data, which were presented virtually at the 15th Pulmonary Vascular Research Institute (PVRI) World Congress on January 27, 2021, continue to highlight the favorable safety and tolerability profile of pemziviptadil, as well as clinically-meaningful, long-term improvement of six-minute walk test (6MWT) distance for one patient after 18 months of treatment. Additionally, the data demonstrate stability in functional status with no clinically-meaningful deterioration for two patients at two and six months after treatment. All three patients completed the study with no drug-related serious adverse events associated with study drug discontinuation and pemziviptadil appeared to be well tolerated.

•Resumed Enrollment in Ongoing Phase 2b Trial of Pemziviptadil in PAH: In October 2020, PhaseBio announced that the ongoing Phase 2b trial of pemziviptadil in patients with PAH, named the VIP trial (Vasoactive Intestinal Peptide in adult patients with pulmonary arterial hypertension), resumed enrollment after a pause related to the impacts of the COVID-19 pandemic and re-prioritization of drug supply to the VANGARD trial. At the time of announcement, approximately one-third of the patients targeted for enrollment had completed the initial 16-week protocol, with approximately 90% of these patients electing to enroll in VIP EXTEND (Vasoactive Intestinal Peptide extension trial in adult patients with pulmonary arterial hypertension), the open label extension of the Phase 2b trial. PhaseBio is targeting to report results from the VIP in the second half of 2021, although that timeline could be impacted by the continued scope and duration of the COVID-19 pandemic.

•Bolstered Pipeline with Acquisition of Novel Oral Aldosterone Synthase Inhibitor for Treatment-Resistant Hypertension: In January 2020, PhaseBio signed an agreement with Viamet Pharmaceuticals Holdings, LLC and its wholly-owned subsidiary, Selenity Pharmaceuticals (Bermuda), Ltd., under which PhaseBio acquired all of the assets and intellectual property rights related to certain novel aldosterone synthase inhibitors, including the company’s lead development compound, now called PB6440, being developed for treatment-resistant hypertension. In preclinical studies completed to date, PB6440 was observed to be a highly potent and selective inhibitor of aldosterone synthase (CYP11B2) versus the closely related steroid 11β-hydroxylase enzyme (CYP11B1). PB6440 demonstrated dose-dependent aldosterone reduction without a significant increase in 11-deoxycorticosterone or deoxycortisol in both rodent and primate models.

Operational Updates

•Appointed New Member to the Board of Directors: In February 2020, Alex C. Sapir was appointed to the company's board of directors.

Fourth-Quarter and Full-Year 2020 Financial Results

Operational Updates

•Cash and cash equivalents at December 31, 2020 were $28.1 million, compared to $74.0 million at December 31, 2019. The decrease reflects cash used in operating activities.

Quarter Ending Dec. 31, 2020

•Net loss for the quarter was $30.4 million, compared to a net loss of $11.3 million for the prior-year period.

•Research and development expense increased to $22.4 million, as compared to $8.4 million for the same period in 2019, driven by an increase in manufacturing, clinical and nonclinical development activities related to bentracimab and pemziviptadil.

•General and administrative expense decreased to $3.6 million, compared to $3.7 million for prior-year period.

Year Ending Dec. 31, 2020

•Net loss for the year was $98.6 million, compared to a net loss of $39.2 million for the prior-year period.

•Research and development expense increased to $72.1 million, as compared to $30.9 million for the same period in 2019, driven by an increase in manufacturing, clinical and nonclinical development activities related to bentracimab and pemziviptadil.

•General and administrative expense increased to $13.1 million, compared to $11.2 million for prior-year period, primarily due to increases in professional services, personnel, and insurance-related expenses.

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for cardiovascular and cardiopulmonary diseases. The company’s pipeline includes: bentracimab (PB2452), a novel reversal agent for the antiplatelet therapy ticagrelor; pemziviptadil (PB1046), a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension; and PB6440, an oral agent for the treatment of resistant hypertension. PhaseBio’s proprietary elastin-like polypeptide technology platform enables the development of therapies with potential for less-frequent dosing and improved pharmacokinetics, including pemziviptadil, and drives both internal and partnership drug-development opportunities.

PhaseBio is located in Malvern, PA, and San Diego, CA. For more information, please visit www.phasebio.com, and follow us on Twitter @PhaseBio and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.

Forward-looking statements include statements concerning or implying the conduct or timing of our clinical trials and our research, development and regulatory plans for our product candidates, the potential for these product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies, and whether, if approved, these product candidates will be successfully distributed and marketed, as well as the success of our partnerships with SFJ Pharmaceuticals and BioVectra. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings, including in our Annual Report on Form 10-K for the year ended December 31, 2020. These forward-looking statements speak only as of the date hereof, and PhaseBio Pharmaceuticals, Inc. disclaims any obligation to update these statements except as may be required by law.

PhaseBio Pharmaceuticals, Inc.
Condensed Balance Sheets
(in thousands)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$28,122	$74,025
Other receivables, prepaid expenses and other current assets	12,027	4,798
Property and equipment, net	8,224	1,924
Operating lease right-of-use assets	1,927	1,715
Other non-current assets	57	32
Total assets	$50,357	$82,494

Liabilities and stockholders' (deficit) equity:
Current portion of long-term debt	$5,355	$2,378
Accounts payable, accrued expenses and other current liabilities	9,605	6,101
Long-term debt, net	6,773	12,326
Operating lease liabilities, net	1,548	1,508
Development derivative liability	51,719	—
Other long-term liabilities	559	203
Stockholders' (deficit) equity	(25,202)	59,978
Total liabilities and stockholders' (deficit) equity	$50,357	$82,494

PhaseBio Pharmaceuticals, Inc.
Statements of Operations
(in thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Revenue:
Grant revenue	$—	$689	$320	$1,786
Revenue under collaborative agreement	—	75	—	575
Total revenue	—	764	320	2,361
Operating expenses:
Research and development	22,367	8,381	72,088	30,911
General and administrative	3,611	3,663	13,088	11,186
Total operating expenses	25,978	12,044	85,176	42,097
Loss from operations	(25,978)	(11,280)	(84,856)	(39,736)
Other (expense) income	(4,397)	(51)	(13,709)	489
Net loss	$(30,375)	$(11,331)	$(98,565)	$(39,247)

Net loss per common share, basic and diluted	$(1.03)	$(0.39)	$(3.39)	$(1.43)

Weighted-average common shares outstanding, basic and diluted	29,397,718	28,762,962	29,056,304	27,493,558

Investor Contact:
John Sharp
PhaseBio Pharmaceuticals, Inc.
Chief Financial Officer
(610) 981-6506
john.sharp@phasebio.com

Media Contact:
Will Zasadny
Canale Communications, Inc.
(619) 961-8848
will.zasadny@canalecomm.com